Exhibit 99.2

BIO-KEY 1ST QUARTER EARNINGS CONFERENCE CALL
May 21, 2007, 9:00 AM ET
Chairperson: Michael DePasquale

Operator:                                                                                              Good morning ladies and gentlemen and thank you for standing by. Welcome to the BIO-key First Quarter 2007 Conference Call. During today’s presentation, all parties are in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the * followed by the 1 on your telephone keypad. If you’d like to withdraw your question, please press the * followed by the 2. If you’re using speaker equipment, we do ask that you do please lift the handset before making your selection. This conference is being recorded, Monday, May 21st of 2007.

At this time, I’d like to turn today’s presentation over to Gus Okwu, Managing Director of DRG&E. Please go ahead, sir.

Gus Okwu:                                                                                      Thank you. Good morning everyone. Thank you for joining us for BIO-key Inc.’s First Quarter 2007 Conference Call. Joining me today on the call are Mike DePasquale, BIO-key’s CEO, Tom Colatosti, BIO-key’s Chairman and Frank Cusick, BIO-key’s CFO.

The agenda today will be as follows — Mike will first offer some comments on general business trends and developments in the company’s businesses. Frank will then provide you with some detail on BIO-key’s financial and operating results and finally, Mike will follow with a closing statement and then open the call up to questions.

Today’s conference call may contain forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. The words “estimates,” “project,” “intend,” “expects,” “believes,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs as well as assumptions made by, and information currently available to management pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see risk factors in the company’s annual report on Form 10KSB and the other filings of the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date made. The company also undertakes no obligation to disclose any revision to these forward-

looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

BIO-key issued a press release last Tuesday with details of the company’s quarterly financial and operating results. This document is available in the press release section of our Web page at www.bio-key.com. A replay of today’s call will be available beginning one hour after completion of this call until 11:59 pm eastern time on May 24th.  The replay may be accessed by dialing 303-590-3000. The access code for the replay is 110899929#. Please note that information reported on this call speaks only as of today, May 21, 2007 and therefore you are advised that time sensitive information may no longer be accurate as of the time of any replay.

I would finally advise you that this conference call is being broadcast live through an internet Web cast system that can be accessed on the company’s Web page at www.bio-key.com.

Now I’d like to turn the call over to Mike DePasquale. Mike?

Mike DePasquale:                                                Thank you, Gus. Good morning ladies and gentlemen and thank you for joining us for our first quarter 2007 earnings call.

I’m pleased to report that we began the year with a strong year-over-year performance highlighted by our continued success in attracting new customer commitments, an impressive gross margin performance and ongoing control of our costs.  In addition, our pipeline of opportunities remains active in all of our businesses and we continue to make headway in expanding our channel partner relationships and also establishing new ones.

As you all know from our recent conference calls, we have been quite focused on evaluating opportunities that will provide us with the operating flexibility to grow our businesses.  Pursuant to that approach, I’m pleased to announce that we’ve agreed to sell our fire safety business for $7 million in cash to a leader in public software solutions and a division of a large publicly traded New York Stock Exchange company.

We believe that this transaction - which will close in the coming days - will significantly improve our operating flexibility, as Frank will detail for you later on the call.  A portion of the proceeds from the transaction will be applied to repaying our debt obligations while the remainder will be available for working capital.  The end result will be a debt free balance sheet that effectively eliminates the most pressing overhang associated with our stock.  As a consequence, we will have greater operating flexibility to grow our law enforcement and biometric businesses as well as to continue to evaluate strategic opportunities free of constraints that have limited us in the past.

With respect to our business, we will direct our focus towards developing unique applications for mobile and handheld devices in the law enforcement space and secure access in biometrics and we will accelerate our efforts in developing new software that merges the best of both of those businesses into compelling solutions for our customers.

Making this decision was quite difficult given the effort that our team expended over the last three years repositioning the fire safety business.  A significant part of that effort was directed towards customer outreach since customer relations had been frayed under previous ownership.  So, it’s hard not to be pleased and proud with the state of the fire safety business today and we view the acquirer’s interest as a testament to our team’s operational abilities.  We take comfort in the transaction’s attractive multiple of 1.8 times revenue - assuming fiscal 2006 year end results and reflective of the seasonal nature of the business - and view that as an indication of the work we’ve put in to grow the business.

This event enables BIO-key to focus directly on the public safety, law enforcement marketplace and provide mobile data applications and solutions that serve as the backbone for law enforcement, enterprise information sharing, and interoperability in line with federal funding priorities.

Our vision for law enforcement community and other first responders is for them to have access to critical information quickly, easily, and guaranteed.  Our company’s thesis - to provide any data, any time, any place - is even more critical in today’s environment.  This laser focus, along with industry leading complementary biotechnology and our expanding partner network, truly allows crime fighters around the globe to have the tools necessary to conduct business efficiently and effectively.

Let me now update you on recent activities and opportunities that our law enforcement and biometric units are involved in.  First with respect to our law enforcement business, we are uniquely positioned to deliver mobile wireless and biometric identification solutions that enable the delivery of critical information for campus, federal, state, and local public safety agencies.  Recent tragedies on school campuses, as well as the alleged terrorist cell uncovered in New Jersey, represent the types of situations where BIO-key solutions can be implemented to deliver secure access on any device to critical law enforcement and public records information.

Our solutions can also be delivered on any network, public or private.  We believe that adaptations of our core MobileCop and PocketCop offerings will be in strong demand as campus security and remote identification solutions become a priority throughout the educational and commercial markets.

In addition, our core technology provides us with a distinct advantage over our competitors in that we offer a more flexible user interface that is operable in 47 states.  I would encourage you to go to our Web site and view a CBS News video highlighting usage of our PocketCop solution by Lancaster County, Pennsylvania’s mounted police.  Current events indicate that the time has arrived where every law enforcement and security official should have access to critical information on their PDA, Blackberry, and Smartphone and we continue to work with every major network carrier as well as the private network providers, such as MA/COM and Data Radio, to deploy our solutions ubiquitously.  Pursuant to that goal, we recently translated our PocketCop solution from English to Spanish for potential deployments in South America in order to address high volume requirements for access to driver and license data as well as other criminal justice information.  We believe this opens a whole new market opportunity for us and expands our global interests.  As we indicated last quarter, we remain focused on building our channels business from licensing of our products to companies that offer 9/11 call center, computer aided dispatch, and records management products to state and local law enforcement agencies.

With respect to our biometrics business, although our revenue flow was meager this past quarter and remains lumpy, we believe the potential is very strong as we see increased activity in specific vertical industries for our commercial offerings.  Those verticals include testing and certification, corporate network authentication, retail, point of sale, healthcare, and banking.  And, I want to share some of the exciting opportunities that have emerged and that we are pursuing.

In the testing and certification space - which we’ve spoken about before and as we announced on our last call - we have successfully deployed over 650 testing centers in over 60 countries with our partner ChoicePoint and have already announced follow-on transactions with the Association of American Medical Colleges for the MCAT exam.  These opportunities have generated over $500,000.00 in revenue for us and, as a result of our proven success, we are now engaged with the next logical organizations operating in the certification space; and that being the State Medical Boards and licensure organizations.  These follow-on opportunities represent the fulfillment of our strategy to become the dominant, commercial identification credential solution provider and enables us to leverage our value throughout the credentialing lifecycle.  After several successful nationwide trials, the AAMC ordered that the BIO-key enabled MCAT exam go into production as of January 2007.

Based on our success with the MCAT exam, one of the largest global IT certifying organizations, responsible for issuing millions of annual certifications worldwide, has now engaged ChoicePoint and their customer, Prometric to perform the same BIO-key base verification services for them.  We expect that this will not only result in growing channel revenue through our partner, ChoicePoint, but will also provide us with an opportunity to establish a relationship with the organization itself much like we did with the AAMC, to further use the biometric data gathered during testing.

Because of this compelling value proposition, we now have other national testing organizations that have recognized our biometrics technology as a way of removing fraud and creating a strong, permanent identity that binds them to BIO-key’s products and services.  We foresee biometrically assured credentialing as a strong growth area going forward.

Also, as I mentioned on prior calls, BIO-key has incorporated and resells a half dozen network authentication products through our partners, Identiphi, Softex, CA, Oracle, Safelink, and Sig-Tec.  Biometric network authentication has been available for some time and has shown modest sales and growth.  However, all indications show that things are changing. Recently one of our network authentication partners, Identiphi, purchased the biometric authentication technology of another one of our partners, Safelink.

Whereas biometric authentication has heretofore been considered the most expensive option versus Smart Cards and tokens, the availability of integrated fingerprint readers and sub-$30.00 USB external models has now flipped the playing field, making biometric authentication one of the lowest costs among specific user strong authentication options.  At the same time, the end-user experience with biometrics is far superior to all other forms and options in terms of speed and convenience.  So, both security and convenience have improved.

Savvy technology buyers recognize this benefit.  In the case of one Global 500 company now rolling out 70,000 users of BIO-key enabled network authentication, they had only one must-have requirement for the bidders on their biometric network authentication RFP.   And that requirement was that they must use the BIO-key algorithm.  This demonstrates the power of having the right technology to assure a long-lived identity asset.

In addition, we are now in the early stage of deployment with another Global 500 company that has over 200,000 planned users for an ’07 rollout.  The customer currently issues inconvenient but industry standard one-time password devices to all of their remote access employees at a cost of $50.00 per year or more.  The potential cost savings generated from eliminating these cumbersome devices in favor of a more secure and convenient BIO-key solution has the security executives at this company chomping at the bit to make this change.

Another market where our identity solution could be successful is in the employee self service HR kiosk area.  In many large companies, a sizeable portion of their workforces lack access to laptops or desktops in order to avail themselves of Web-based HR portals.  BIO-key has seen a great deal of interest in leveraging our close relationship with Oracle to provide a simplified and secure fingerprint authentication for accessing corporate

HR portals.  One of our existing customers plans to use our one-to-many ID via Web key to allow any one of their 35,000 offline employees to securely access corporate email and benefits information by simply swiping their finger.

As with testing and certification, point of sale related BIO-key enrollments have long lives and many touch points, as they are not confined to any one single application.  This same identity asset will also be leveraged to facilitate access to this retailer’s employee portal from in-store kiosks allowing fast access to employee self-service applications and sensitive HR data.  This authentication capability extends to employees accessing these applications from home using any of the now ubiquitous integrated fingerprint scanners that come from most of the major laptop manufacturers.

We are now deploying one of the leading retail POS manufacturers with a solution that is seeking to upgrade their first generation device specific one-to-one algorithm for biometric authentication with our algorithm. Most algorithms of this type typically experience high false reject rates even in a one-to-one matching mode and bind the application to just one brand of reader.  Partnering with BIO-key has provided this manufacturer with many benefits including: being able to change scanners at will; being able to offer one-to-many identification of point of sale users with negligible false rejections; and the opportunity to hold a long lived asset that they can leverage with additional back office operational applications up the value chain.  This manufacturer fits the model of our perfect customer profile. They’re biometric savvy, have experience using lower cost first generation solutions and want to avoid the missteps of working with limited technology.  These customers clearly recognize the key differentiators associated with our solution.

In the healthcare space, our commercial solution set has attracted the attention of a top manufacturer of medical systems and software for OEM incorporation of our identity solution into their state-of-the art hospital management platforms.  This represents a tremendous channel opportunity for BIO-key to become part of the fabric of all major healthcare systems in the U.S. and around the world.  This company, like our other customers, places a great deal of importance on the outstanding performance, accuracy, and flexibility of our platform.

We’re currently engaged with one of the largest bank and retail companies in Latin America to upgrade a dysfunctional first generation biometric customer ID system that is exhibiting high false rejection rates and is preventing the bank from leveraging the wide variety of new fingerprint readers entering the market.  We’ve been asked to migrate their enrollment base of two million over to our advanced VST technology which will supplement their existing technology after a brief period to confirm our expected superior performance.

BIO-key is also gaining traction in the international banking marketplace where banks have a number of immediate problems that we can address including the need to ensure that customers are not opening accounts under multiple identities.  And, secondly, to bring banking access to rural and often illiterate customers.  In many cases, these initiatives are driven by government regulatory action.  We’re finalizing the agreement for a pilot with one major international bank for an alias detection and customer identification application for 500,000 of their customers with a planned production rollout to 20 million customers expected to follow.  We feel that this application is a repeatable sale opportunity and we’ve already had meetings with several other banks seeking to follow this Global 500 bank’s lead, if successful.

On the civil and government side, our technology is now a key part of bids on multiple large-scale ID programs and, for the first time, we are on multiple teams for multiple projects.  As an example, BIO-key technology was a key requested item in a bid by the largest producer of cards including SmartCards, in the world for a large African project.  As the use of biometrics in large scale ID continues to flourish and governments explore additional ways to counter identity crime, BIO-key’s role as a significant player in this space will grow.  We will be investing additional marketing and development dollars into our large-scale ID pursuits, including civil ID projects, as adoptions continue to grow.  We’re also adding to our current development platforms to move up the food chain and, in lieu of just licensing core technology, we will be offering a solution to meet these types of requirements.

Our market research has demonstrated that the large-scale ID marketplace will continue to be very strong and our intelligent imaging indexing is second to none in price performance.  It creates a unique opportunity for BIO-key to move into position as a key player in this market segment. Positive proof of our abilities lies in last quarter’s deployment in Nigeria where we enrolled nearly 50 million people for the Nigerian general election that took place in April.

With that said, let me now turn the call over to Frank for an overview of our financial results.

Frank Cusick:                                                                        Thanks, Mike.  Last Tuesday we released our results for the 2007 first quarter ended March 31, 2007. Our results continued to show steady growth on a year over year basis.  Total revenues for the three months ended March 31, 2007 increased 23% to $3.9 million from $3.1 million reported in the restated financial statements for the corresponding period in 2006.

The increase in first quarter 2007 revenue was driven primarily by an ongoing quarterly trend.  And, that is we continue to see an increase in license fees as a percentage of revenue as well as deployments of additional BIO-key software being provided to existing customers.

Also, during the quarter, the company recognized approximately $284,000 of revenue on a long-term project in which we participated as a subcontractor during prior periods.

Gross profit for the first quarter of 2007 increased 33% to $3.2 million from $2.4 million for the corresponding period in 2006.  The higher gross margins during the first quarter was primarily due to the company’s continued focus on moving from long term projects to licensing based agreements.  As a result, our cost of sales declined by 8% during the first quarter and led to higher gross margins of 82% compared to 76% in the corresponding period in 2006.

In addition, revenues generated from license fees grew to 32% of total revenues for the first quarter of 2007 compared to 29% in the corresponding period in 2006.  Operating expenses for the first quarter of 2007 increased 3.4% to $4.4 million from $4.2 million for the first quarter of 2006.  The increase in operating expenses in the first quarter of 2007 was primarily due to legal and regulatory costs associated with our bid to acquire ComnetiX, Inc. that was ultimately withdrawn.

The company’s operating loss improved in the first quarter of 2007 to $1.2 million compared to an operating loss of $1.8 million in the corresponding period in 2006.  BIO-key reported a net loss of $912,000.00 for the first quarter of 2007 compared to a net loss of $3.8 million for the corresponding period in 2006.  However, excluding an item relating to the early extinguishment of debt, net loss for the first quarter of 2006 was $1.5 million.  First quarter 2007 net loss per share was $0.02 compared to a net loss per share of $0.08 for the corresponding period in 2006.  Adjusting for the item relating to the early extinguishment of debt, net loss per share for the first quarter of 2006 was $0.03.

As we have mentioned on earlier calls, we continue to have success in winning commitments on contracts in excess of $200,000.  Our 2007 first quarter results include a new customer commitment from the Oklahoma Department of Public Safety valued at approximately $300,000.  We also received a smaller commitment of $130,000 from the City of Brea, California.  The Oklahoma Department of Public Safety purchased our MobileCop software while the City of Brea committed to our FireRMS record management solution.

With respect to the City of Brea, the City’s decision to commit to BIO-key was aided by referrals from the more than 100 departments in California that are currently using BIO-key solution for fire and emergency record management solutions.

In addition to the new customer commitments, there were a number of add-ons during the first quarter for our MobileCop software and FireRMS record management solutions that totaled over $250,000 in software commitments.

Turning to the balance sheet as of March 31, 2007, we had approximately $4.3 million in debt primarily consisting of convertible debt obligations. We also had cash and cash equivalents of approximately $826,000.

As Mike mentioned earlier, we are quite pleased with the terms of the deal we struck to sell our fire safety division.  According to the terms of the deal, we will be paid $7 million in cash for all of our fire safety business which equates to 1.5 times revenues multiplied when annualizing first quarter 2007 results.  However, when assuming 2006 fiscal year results for the fire safety business  — and reflective of the seasonal nature of the business - the acquisition multiple is 1.8 times.  We found it difficult to part with the business given all the hard work that had been expended righting the business and then developing and deploying new solutions geared towards increasing customer traction.  However, we decided that the upside to selling the business at the right price made significant strategic sense.  Now, we will have working capital to invest in our law and biometrics programs and generate additional revenues.  In addition, a portion of the sale proceeds will be applied to repaying our debt obligations and, as a result, our capital structure will be much improved thereby allowing us to be able to more freely evaluate strategic relationships and M&A opportunities geared towards growing the business.

With that, I’ll turn the call back to Mike for additional comments and questions and answers.

Mike DePasquale:                                                Thanks, Frank. Before we take your questions, let me sum up what we have discussed here today.

First, we reported a good quarter highlighted by year-over-year revenue growth, higher gross margin performance, and ongoing cost control.  And secondly, we announced an agreement to sell our fire safety business for $7 million in cash.  We believe that closing this transaction provides us with an opportunity to create a company second to none in law enforcement and identity management.  Our breadth of customer relationships in this market makes us a formidable competitor and, through the proceeds generated by the transaction, we’ll now have greater operating flexibility to grow this business and develop greater synergies between our biometric and law enforcement units.

The final result will be more compelling software applications that will ultimately enhance our relationships with existing customers and channel partners and also attract new customers.  Despite having a debt free balance sheet after this transaction, we will continue to manage our business with a focus towards containing our costs, generating positive EBITDA, and achieving profitability.  We will also continue to evaluate opportunities that will enable us to continue to grow the business and generate an attractive return for our shareholders.  We are very excited about the future and eagerly anticipate speaking with you again in a few months to update you on our progress on our next quarterly conference call.

Now, let me say thanks for listening and we’ll now open the call to Q&A. Before we begin taking questions, I’d like to remind you that a replay of this teleconference will be available beginning an hour after we conclude the call.  We will provide that number again at the end of the call.

Now let me turn it back to the Operator for Q&A.

Operator:                                                                                              Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question please press the * followed by the 1 on your touchtone phone. If you’d like to withdraw your question, please press the * followed by the 2. Please ask one question and one follow up and re-queue for all additional questions. If you are using speaker equipment you will need to lift the handset before making your selection.

Our first question will come from the line of David Sterman with Jesup & Lamont. Please go ahead.

David Sterman:                                                               Good morning guys.  How are you?

Mike DePasquale:                                                Very good, David.

David Sterman:                                                               Just wanted to spend a few minutes, if we could, looking at kind of the revised P&L.  And, I see fire contributed at one point $1 million in sales in Q1 and, now focusing on law and biometrics for the remainder of the year, it looks like it’s been roughly flattish the last few quarters…those two categories.  And, you talk here, the biometrics pipeline obviously looks very promising and obviously law enforcement, there’s a lot of opportunities.  Can you give us a sense of, with those two remaining divisions, what you expect to play out in terms of bookings and sales for the remainder of the year?

Mike DePasquale:                                                You know, David, we have not provided guidance on our business going forward.  Suffice to say that I think I tried to give an overview of where we see the opportunities.  In particular, in law enforcement, we think we have been for nearly three years really looking for an inflection in the handheld side of the law enforcement market.  We’re really starting to see that investigators, mounted patrol, specialty patrol units, are starting to grab on and want access to that information because many of them are using BlackBerries and PDAs or (inaudible).  So, we see that there is significant growth potential there.

We’re doing a little bit of work on the international side also as I mentioned.  We’ve translated our product to Spanish.  We feel that there could be some upside there as well.

And, in biometrics, every one of us in this space has been, I guess I’ll call it professionally frustrated, by the delay in what I call significant adoption of the technology.  We’ve got pilots, and I would call it early deployments, in almost literally every sector of the economy and in many large companies, medium sized companies as well.  We’re doing a lot of OEM work now in the retail POS side.  So, we’re very encouraged by it but it certainly has taken more time.  I think the part of the business that is a bit different today than it was perhaps a year or a year and a half ago is that the price performance has continued to increase.  We’re seeing fingerprint scanners now that are going to be in the sub-$20 level up in the next quarter or so.  All the laptop manufacturers are pretty much making them available on a standard basis.  So, we’re hoping that the software now is going to pull right behind the fact that the facility and the infrastructure is now there to read fingers.

So again, although we don’t provide any guidance and I can’t give you a view of the specific numbers, I try again to paint a picture of the opportunity and what we’re pursuing.

David Sterman:                                                               Okay, when do you expect the transaction to close?

Mike DePasquale:                                                We expect this transaction to close in the coming days.

David Sterman:                                                               So, by the end of the June quarter it sounds like.

Mike DePasquale:                                                We believe we’ll close the transaction before the end of this week.

David Sterman:                                                               Okay, and — by the end of this week.  OK.  And do you have the latest sense, just from working on the P&L here, of the latest share counts and fully dilutive with warrants and everything in there?

Mike DePasquale:                                                Frank, I’ll turn that over to you.

Frank Cusick:                                                                        The latest share count?  Yes.  In the calculation this quarter it was 56.6 million.

David Sterman:                                                               Right, but including derivatives and warrants and everything else, what’s the full number we should be thinking about?

Frank Cusick:                                                                        It’s approximately 100 million shares.

David Sterman:                                                               Okay, and the law enforcement segment, just looking there — how much of that was recurring revenue and how much of that was kind of one-time?

Mike DePasquale:                                                Our maintenance base in law enforcement is somewhere in the seven plus million dollar range so that’s recurring revenue and then of course, new license sale and new services above and beyond that.  But we have a recurring revenue stream of greater than $7 million in maintenance run rate flow.

David Sterman:                                                               Okay, great. I will step back into the queue. Thanks guys.

Mike DePasquale:                                                Thank you, David.

Operator:                                                                                              Thank you.  Our next question will come from Kevin Curry with Valcur. Please go ahead.

Kevin Curry:                                                                            Good morning, gentlemen.  Congratulations on the sale.  I have a quick question in relation to a reverse stock split.  Now that this is in progress and sort of on its way, is that still into the consideration?

Mike DePasquale:                                                Kevin, I’ll take that and maybe Tom will make a comment after.  But we have mentioned a couple of times that if we were going to move forward with some sort of a reverse stock split, we’d like to do it from a position of strength.  And, so to be able to do it when our business is strong, when the business is performing.  And, we think that will have more of a sustainable scenario for the company.  Because we’ve seen, as you have seen, many companies go off and introduce a reverse stock split and their stock slides backwards to almost where they started.  We don’t want to see that happen and we think it’s prudent to do that when we’re in a position of strength.

Kevin Curry:                                                                            Can you just clarify again what debt this eliminates and what it means for the convertible and the timeframe of the convertible and the potential of the fully diluted shares outstanding?

Mike DePasquale:                                                What this does is it eliminates — we have as Frank mentioned, approximately $4.3 million in secured debt.  This will eliminate that entire tranche of debt.  It’s held by Laurus, the Laurus Funds, so we will fundamentally repay all of that debt when we close this transaction.

Kevin Curry:                                                                            Okay, and as far as what’s left on the convertible, I think you had mentioned that it may pay down some?

Mike DePasquale:                                                We will have I believe, left in convertible preferred shares, somewhere in the $10 million range.

Kevin Curry:                                                                            Okay, so nothing changes on that aspect?

Mike DePasquale:                                                That’s correct.

Kevin Curry:                                                                            Okay.

Mike DePasquale:                                                We will still have $10 million in convertible preferred outstanding.  That is correct.

Kevin Curry:                                                                            Okay, gentlemen, thank you.

Mike DePasquale:                                                You’re welcome, Kevin.

Operator:                                                                                              Thank you, sir. Ladies and gentlemen, at this time we would like to give you an additional minute to ask questions. If you would like to ask a question, please press the * followed by the 1 on your touchtone phone. If you are using speaker equipment, we do ask that you please lift your handset before making your selection.

One moment for our next question.

Our next question will come from Gary Siroonain who is a private investor.  Please go ahead.

Gary Siroonain:                                                              Good morning, gentlemen.  Nice news this morning.  Quick question — how do you expect the impact of selling off the fire side with respect to operating expenses and headcount?  Is there anything you can share with us at this point?

Mike DePasquale:                                                I can.  There are approximately, Gary, approximately 20 folks within the company — we have about 95 employees now — approximately 20 will move over with the sale of the business and I suspect — not suspect — I expect that there will also be some operating efficiencies that we’ll see as a result of these changes.  So, there could be some additional pick up just again because of the nature of the company post-close.  So I would expect that we’ll see some operational efficiencies and savings beyond just moving our, you know, the core business over to another company.

Gary Siroonain:                                                              Great, thanks, and if I could — how about on the government side?  We hear a lot of government programs that are in the queue.  Are we still lined up for some of those, some of the bigger ones?

Mike DePasquale:                                                As I mentioned, civil ID in general continues to be a significant opportunity.  But we’re seeing more, I would call it short-term potential, internationally and globally through some of the partners that we’re working with than we are here domestically.  You know, there’s an awful lot of churn.  We continue to talk about the things that we want to do here in the United States but we just don’t seem to be able to get from point A to point B.  And what we’re seeing in particular in the, in Africa where they can’t even clean — we have a hard time — cleaning a voter registration file or ensuring that there is one citizen, one vote, ensuring that they can identify all of their citizens.  And, so they have less restraint and certainly more of a demand for the democratic process to include positive identification solutions.  And, so we’re seeing more opportunity in that venue than we are anywhere else and we don’t do it direct.  We’re certainly not in a position to do that but where we have global international partners that are bidding and trying to put in a full and complete solution, we’re taking part there.

One of the unique advantages that we offer — I’ll just point this out now that you’ve given me the opportunity.  One of the unique advantages that we have at BIO-key is our VST and Web key solution and our one-to-many identification technology based on the Oracle database infrastructure.  And the intelligent imaging, patent intelligent imaging enhancement capability we have gives us a unique advantage.  We can operate on virtually any infrastructure, all commercially available technology.  We can use virtually any finger scanner, not only expensive (inaudible) grade type devices and for these large scale programs where you may be enrolling 50 million, 60, 70, 100 million people, it’s got to be affordable.  It’s got to be reliable and it has to have very, very, very low false rejection rate.  You have to be able to enroll the majority of the population.  So the FTE numbers have to be very, very low and we have a very unique advantage in that area and a significant difference in what we offer and what our competitors offer.

Gary Siroonain:                                                              How many of our competitors out there can offer that kind of a feature and with the reliability?

Mike DePasquale:                                                Well, most or our competitors will use a hardware-based solution that’s proprietary.  So. They’ll have to put in these proprietary black boxes to enroll the magnitude of people that we can do on a commercially available infrastructure.  Because we’re using a standard Oracle database, that can scale.  And, so it’s much easier in a short period of time to build a system like that that also then can be used for another application than what again some of our competitors are offering it.  And, so the large integrators that are going after these deals, and some of them are international in nature, really, really like that technology.  And, so the Nigerian election opportunity, although that did not result in significant revenue for BIO-key — well, obviously we did generate revenue but not significant revenue, what I would consider in the millions range, but that gave us a proof point and really validates the fact that we can get involved in programs like that and we can, on a cost effective basis, we can be wildly successful.

Gary Siroonain:                                                              Perfect, thank you.

Mike DePasquale:                                                Thanks, Gary.

Operator:                                                                                              Thank you.  Our next question will come from the line of Richard Pew with Richard Pew Investment Council.  Please go ahead.

Richard Pew:                                                                           Good morning and congratulations on your excellent quarter.  I have a question.  I have to assume, and every time I assume I get into trouble, if you’re willing to sell the FireRMS which generated $1.1 million, you must see other sources of revenue coming on stream that are going to replace that and more.

Mike DePasquale:                                                I think as we mentioned, I won’t — by the way, good morning, Richard. I won’t be repetitive.  Obviously we see growth opportunity in both of those verticals.  I think also, because we were spreading ourselves across fundamentally three separate businesses, although there’s a lot of synergy between law enforcement and biometrics, our laser focus I think is going to also give us a distinct advantage.  The one thing we are not going to do is we are not giving up any of our sales or marketing talent.  So, we’re going to remain as invested as we’ve been in sales and marketing.  So, I think we’re going to see — because again, we’re focused on selling now really one or two technologies, not three or four, we’re going to see an increase in sales pipeline opportunity in those two businesses.

And secondly, I believe that we will also consider other M&A merger and acquisition activity that could complement what we’re doing and this market is changing.  It’s changing rapidly. Also, customers want a full and complete solution.  They want one throat to choke, so to speak.  They want to be able to hold one company accountable to provide all of their requirements and that’s becoming somewhat of a mandate in public safety.  And, so I think there’s additional M&A activity as well as again organic growth in our business that we’ll be considering on a go forward basis.

Richard Pew:                                                                           Okay, and a more general question.  I know it’s hard to miss the fact that as you discuss all these opportunities, you have not mentioned any specific companies involved.  You’ve said a Global 500 or whatever, Forbes 500, is there a reason why you can’t mention these names and could you mention some now?

Mike DePasquale:                                                Well you know, again, generally speaking, especially in the commercial marketplace, until you get to a certain point with a customer, they’re fully deployed or they have gone beyond, let’s say an early deployment or a pilot, they generally don’t like to disclose that information.  Some of them consider it a competitive advantage.  Some of them are just shy about doing that.  We generally — this is generally speaking — don’t sell directly to end users but we sell to partners, companies that ultimately package a solution or an application and then sell that to the end user.  And, so when I mention those Global 500 companies, they’re using our network authentication solution through one of our partners and in the case of those two companies, Identiphi which is also a joint venture with BIO-key, happens to be the front-end solution provider actually working those deals.

But clearly again in the commercial marketplace, this really is seen as a competitive differentiator and advantage.

Richard Pew:                                                                           Okay, thank you.

Operator:                                                                                              Thank you, sir. Ladies and gentlemen, we’d like to give you an additional minute to ask questions. If you would like to ask a question on today’s presentation, please press the * followed by the 1 at this time. If you are using speaker equipment, we do ask that you please lift your handset before making your selection.

One moment please for the next questions.

Management, at this time we have no additional questions in the queue and I’ll turn the conference over to you for any closing remarks.

Mike DePasquale:                                                Thank you, again, for participating in today’s call.  We hope that you will join us again for our next conference call to discuss our second quarter results.  Thank you very much.

Gus Okwu:                                                                                      As a reminder, this call will be available for replay beginning an hour after the call has ended and may be accessed until 11:59 am eastern time on May 24th.  Dialing 1-303-590-3000 can access the replay and the code for the replay is 11089929#. Thanks.

Operator:                                                                                              Thank you management. Ladies and gentlemen, at this time we will conclude today’s teleconference. We do thank you for your participation on the program. You may now disconnect and please have a pleasant day.

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